Exhibit 99.1

Company Contacts: BioNovo, Inc. Jim Stapleton Chief Financial Officer Phone: 510.420.4180 jim@bionovo.com Media: Katherina Audley Phone: 415.847.7295 katherina.audley@bionovo.com

Final Version

Bionovo Enrolls First Patient on Phase 1/2 Clinical Trial of BZL101 for the Treatment of Advanced Breast Cancer

Emeryville, CA, April 18, 2007 – Bionovo, Inc. (OTC Bulletin Board: BNVI) has initiated its multi-center Phase 1/2 clinical trial of BZL101, its drug candidate for the treatment of women with advanced breast cancer. The aims of the current Phase 1/2 trial are to determine the maximum tolerated dose of BZL101 and tumor response in women with late stage breast cancer.

The trial will enroll 80 volunteers who have advanced, measurable breast cancer and have had no more than two prior third line cytotoxic treatments. The study is being coordinated by Dr. Deborah Grady at the University of California, San Francisco (UCSF) and led by Dr. Charles Shapiro, Director of Breast Oncology, Ohio State University. The trial will be open at 10 sites across the country, including The University of Texas M. D. Anderson Cancer Center, University of Texas Southwestern Medical Center, University of Chicago, Duke University, Ohio State University Comprehensive Cancer Center, Memorial Cancer Institute, Montefiore Medical Center, Breastlink/Barbara K. Robinson Breast Cancer Research Program (LBMMC), several comprehensive cancer centers in the Aptium Oncology Research Network, and Cancer Research Network, Inc.

BZL101 is an oral drug designed to induce cancer cell apoptosis, or cell death, while leaving normal cells unaffected. Results from the Company’s initial FDA-approved Phase 1 clinical trial showed BZL101 was safe in a cohort of women with advanced breast cancer. For further information, please visit: http://www.bzl101.com.

“We are excited to bring our second Bionovo drug candidate into Phase 2 clinical testing to further advance our pipeline and to find safer, less toxic therapeutic treatment options for women with advanced breast cancer,” stated Isaac Cohen, CEO and president of Bionovo. “We are working closely with the 10 centers around the country and feel confident that we have the capabilities and expertise to bring to the market a safe, novel compound for the treatment of advanced breast cancer.”

Over 200,000 women are diagnosed with breast cancer each year and despite the treatment options available, breast cancer is still the second leading cause of cancer death.

Bionovo, Inc.
Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company has two drugs in clinical testing. MF101 is in Phase 2 for quality of life conditions associated with menopause, and BZL101 is in Phase 1/2 for the treatment of advanced breast cancer. The company has an additional pipeline of drugs in development for breast cancer, pancreatic cancer and other menopausal symptoms. The company is developing its products in close collaboration with leading U.S. academic research centers, including the University of California, San Francisco, University of Colorado Health Sciences Center, and University of California, Berkeley. For further information, please visit: http://www.bionovo.com.

Forward-Looking Statements
This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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